California's Proposition 5 Could Significantly Boost the Client Base for A Better Tomorrow Treatment Center Inc., Forterus Inc.'s Behavioral Healthcare Subsidiary

Tuesday September 16, 7:30 am ET

HUNTINGTON BEACH, Calif., Sept. 16 /PRNewswire-FirstCall/ -- Passage of California's Proposition 5 this November could significantly boost the client base for A Better Tomorrow Treatment Center Inc., Forterus Inc.'s (OTC Bulletin Board: FTER - News) behavioral healthcare subsidiary.

If approved, the ballot measure would allocate $460 million annually to improve and expand treatment programs for people convicted of drug and alcohol offenses.

"We already have a diverse client base consisting of private pay clients and clients with health insurance. So if Proposition 5 passes, we could easily become a government contractor and diversify our payer mix further than it already is," said Paul Howarth, CEO of Forterus.

Howarth added that because Forterus is publicly traded, A Better Tomorrow could easily access the necessary funding to acquire additional facilities to accommodate any significant increase in clients needing drug and alcohol rehabilitation services.

"Many of the providers the government uses for drug and alcohol counseling are relatively small, non-profit entities that do not have the funding available to acquire additional beds or facilities for rehabilitation services," Howarth said, adding, "In that sense, we have a competitive advantage."

Murrieta, Calif.-based A Better Tomorrow Treatment Center Inc. is accredited by the Commission on Accreditation of Rehabilitation Facilities (CARF), placing it in the top 5 percent of drug and alcohol treatment centers in California.

Forterus, Inc. and its subsidiaries engage in diverse business activities, including thoroughbred breeding and racing, drug and alcohol rehabilitation, and finance. For more information on Forterus and A Better Tomorrow, please visit their respective websites at http://www.forterus.com, http://www.abttc.com, and http://www.genrecovery.net.

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995: This press release contains, and Forterus may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside Forterus's and/or its subsidiaries control that could cause actual results to differ materially from such statements. In particular, statements using words such as "may," "should," "estimate," "expect," "anticipate," "intend," "believe," "predict," "potential," or words of similar import generally involve forward-looking statements.

    Paul Howarth
    (888) 257-8345
    ir@forterus.com